UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 9, 2009

PLY GEM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114041 (Commission File No.)	20-0645710 (IRS Employer Identification No.)

5020 Weston Parkway, Suite 400 Cary, North Carolina 27513 (Address of principal executive offices)

(919) 677-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On October 9, 2009, Ply Gem Holdings, Inc. (the “Company” or “Ply Gem Holdings”), Ply Gem Industries, Inc. (“Ply Gem Industries”), a wholly-owned subsidiary of the Company, CWD Windows and Doors, Inc., a subsidiary of Ply Gem Industries, and the other subsidiaries of Ply Gem Industries named as borrowers therein entered into a second amendment (the “Second Amendment”) to the senior secured asset-based revolving credit agreement originally dated June 9, 2008, as amended and restated as of July 16, 2009, with Credit Suisse, Cayman Islands Branch, as administrative agent, General Electric Capital Corporation, as collateral agent, and a syndicate of financial institutions and institutional lenders.

The Second Amendment permits Ply Gem Industries to issue an additional $25.0 million aggregate principal amount of its 11.75% Senior Secured Notes due 2013 and allows for certain refinancing transactions with respect to its 9% Senior Subordinated Notes due 2012.  The Second Amendment also permits Ply Gem Industries to issue equity securities to Ply Gem Holdings, its parent.  The Second Amendment does not affect the $175.0 million availability amount or the applicable interest rate margins under the senior secured asset-based revolving credit agreement.

The foregoing description of the terms of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment which will be included in a subsequent filing with the Securities and Exchange Commission.

Credit Suisse and its affiliates have from time to time provided investment banking, commercial banking and other financial services to the Company or its affiliates, for which they received customary fees and commissions.  Credit Suisse may also provide these services to the Company or its affiliates from time to time in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

By	/s/ Shawn K. Poe
Name:	Shawn K. Poe
Title:	Vice President, Chief Financial Officer

Dated:  October 9, 2009